                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 3, 2002

                                -----------------

                           Mobility Electronics, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                         0-30907               86-0843914
----------------------------            -----------        -------------------
(State or other jurisdiction            (Commission           (IRS Employer
     of incorporation)                  File Number)       Identification No.)


              7955 East Redfield Road
                Scottsdale, Arizona                             85260
--------------------------------------------------------------------------------
    (Address of principal executive offices)                 (Zip Code)



        Registrant's telephone number, including area code (480) 596-0061

Reference is made to the Current Report on Form 8-K filed by Mobility on September 3, 2002. Item 7 of the Form 8-K is hereby amended to include the financial statements referenced below:

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         The following financial statements may be found as exhibits to this report:

         (a) CONSOLIDATED FINANCIAL STATEMENTS OF iGo CORPORATION.

         Unaudited Condensed Consolidated Balance Sheets as of June 30, 2002 and
                December 31, 2001

         Unaudited Condensed Consolidated Statements of Operations for the
                Three-Month and Six-Month Periods Ended June 30, 2002 and
                2001

         Unaudited Condensed Consolidated Statements of Cash Flows for the
                Six-Month Periods Ended June 30, 2002 and 2001

         Notes to Unaudited Condensed Consolidated Financial Statements

         Independent Auditors' Report

         Consolidated Balance Sheets, December 31, 2001 and 2000

         Consolidated Statements of Operations, Years Ended December 31, 2001,
                2000 and 1999

         Consolidated Statements of Stockholders' Equity (Deficit), Years Ended
                December 31, 2001, 2000 and 1999

         Consolidated Statements of Cash Flows, Years Ended December 31, 2001,
                2000 and 1999

         Notes to Consolidated Financial Statements

         (b) UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION.

         Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of
                Mobility and iGo as of June 30, 2002

         Unaudited Pro Forma Condensed Combined Consolidated Statements of
                Operations of Mobility and iGo, six months ended June 30, 2002

         Unaudited Pro Forma Condensed Combined Consolidated Statements of
                Operations of Mobility and iGo, year ended December 31, 2001


         (c) EXHIBITS

                  23.1     Consent of Deloitte & Touche LLP

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       MOBILITY ELECTRONICS, INC.



Date: November 18, 2002                By:  /s/ Joan W. Brubacher
                                          --------------------------------------
                                           Joan W. Brubacher,
                                           Chief Financial Officer
                                           and Executive Vice President

                         INDEX TO FINANCIAL STATEMENTS

                                                                             PAGE
                                                                             ----
Consolidated Financial Statements of iGo Corporation:
  Unaudited Condensed Consolidated Balance Sheets as of June
     30, 2002 and December 31, 2001........................................   5
  Unaudited Condensed Consolidated Statements of Operations for the
     Three-Month and Six-Month Periods Ended June 30, 2002 and 2001........   6
  Unaudited Condensed Consolidated Statements of Cash Flows for the
     Six-Month Periods Ended June 30, 2002 and 2001........................   7
  Notes to Unaudited Condensed Consolidated Financial Statements...........   8
  Independent Auditors' Report.............................................  17
  Consolidated Balance Sheets, December 31, 2001 and 2000..................  18
  Consolidated Statements of Operations, Years Ended
     December 31, 2001, 2000 and 1999......................................  19
  Consolidated Statements of Stockholders' Equity (Deficit),
     Years Ended December 31, 2001, 2000 and 1999..........................  20
  Consolidated Statements of Cash Flows, Years Ended
     December 31, 2001, 2000 and 1999......................................  21
  Notes to Consolidated Financial Statements...............................  22

                                iGo CORPORATION

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,426     $  5,846
  Accounts receivable, net..................................     2,471        4,212
  Notes receivable, net.....................................       264          236
  Inventory, net............................................     1,052        2,480
  Prepaid expenses..........................................       450          654
                                                              --------     --------
          Total current assets..............................     7,663       13,428
Property and equipment, net.................................     1,744        2,378
Goodwill, net...............................................        --          591
Intangible assets, net......................................       573          650
Other assets................................................        38          509
                                                              --------     --------
          Total.............................................  $ 10,018     $ 17,556
                                                              ========     ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $    903     $  1,135
  Accrued liabilities.......................................     2,105        2,936
  Accrued liability related to business acquisition.........        --          972
  Current portion of capital lease obligations and long-term
     debt...................................................        10          137
  Short-term borrowings.....................................        --           54
                                                              --------     --------
          Total current liabilities.........................     3,018        5,234
Long-term portion of capital lease obligations and long-term
  debt......................................................        14           19
                                                              --------     --------
          Total liabilities.................................     3,032        5,253
                                                              --------     --------
Commitments and contingencies (note 8)
Stockholders' equity:
  Common stock, $0.001 par value; 50,000,000 shares
     authorized; 25,388,938 and 23,353,085 shares issued and
     outstanding............................................        25           23
  Additional paid-in capital................................    88,349       87,630
  Deferred compensation.....................................       (69)        (126)
  Receivable from stockholder...............................      (402)        (388)
  Accumulated deficit.......................................   (80,917)     (74,836)
                                                              --------     --------
          Total stockholders' equity........................     6,986       12,303
                                                              --------     --------
          Total.............................................  $ 10,018     $ 17,556
                                                              ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 iGo CORPORATION

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)                           THREE-MONTH PERIODS              SIX-MONTH PERIODS
                                                                              ENDED                            ENDED
                                                                      JUNE 30,        JUNE 30,        JUNE 30,        JUNE 30,
                                                                        2002           2001             2002            2001
                                                                    ------------    ------------    ------------    ------------
Revenues:
     Net product revenue ........................................   $      4,500    $      7,747    $      9,267    $     17,383
Cost of goods sold ..............................................          3,107           6,730           6,154          14,466
                                                                    ------------    ------------    ------------    ------------
Gross profit ....................................................          1,393           1,017           3,113           2,917
                                                                    ------------    ------------    ------------    ------------


Operating expenses:
     Sales and marketing ........................................          1,864           3,138           3,702           7,034
     Product development ........................................            382             880             817           1,723
     General and administrative .................................          2,325           2,026           4,155           4,284
     Merger and acquisition costs, including amortization
       of goodwill and other purchased intangibles ..............             --             853              --           1,705
                                                                    ------------    ------------    ------------    ------------
          Total operating expenses ..............................          4,571           6,897           8,674          14,746
                                                                    ------------    ------------    ------------    ------------

Loss from operations ............................................         (3,178)         (5,880)         (5,561)        (11,829)

Other income/(expense), net .....................................             44            (103)             71             240
                                                                    ------------    ------------    ------------    ------------

Loss before provision for income taxes and cumulative effect
   of change in accounting principle ............................         (3,134)         (5,983)         (5,490)        (11,589)
Provision for income taxes ......................................             --              --              --              --
                                                                    ------------    ------------    ------------    ------------
Loss before cumulative effect of change in accounting
   principle ....................................................         (3,134)         (5,983)         (5,490)        (11,589)
Cumulative effect of change in accounting
   principle ....................................................             --              --            (591)             --
                                                                    ------------    ------------    ------------    ------------
Net loss ........................................................   $     (3,134)   $     (5,983)   $     (6,081)   $    (11,589)
                                                                    ============    ============    ============    ============

Loss per share - basic and diluted:
     Loss before cumulative effect of change in accounting
       principle ................................................   $      (0.12)   $      (0.26)   $      (0.22)   $      (0.50)
     Cumulative effect of change in accounting principle ........             --              --           (0.03)             --
                                                                    ------------    ------------    ------------    ------------
     Net loss ...................................................   $      (0.12)   $      (0.26)   $      (0.25)   $      (0.50)
                                                                    ============    ============    ============    ============

Weighted-average shares outstanding:
     Basic and diluted ..........................................     25,388,086      23,323,880      24,567,159      23,311,485
                                                                    ============    ============    ============    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 iGo CORPORATION

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



DOLLARS IN THOUSANDS                                                            SIX-MONTH PERIODS ENDED
                                                                               JUNE 30,          JUNE 30,
                                                                                 2002             2001
                                                                              -----------      -----------
Cash flows from operating activities:
  Net loss ..............................................................     $    (6,081)     $   (11,589)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Compensation expense related to stock options .......................              44              106
    Accrued interest on stockholder note receivable .....................             (14)             (21)
    Stock issued as payment of expense ..................................              11               --
    Provisions for bad debt and inventory ...............................             764            2,329
    Loss on disposition of assets .......................................              --              144
    Depreciation and amortization .......................................             743              760
    Amortization of goodwill ............................................              --            1,705
    Cumulative effect of change in accounting principle .................             591               --
    Changes in:
      Accounts and notes receivable .....................................           1,430              575
      Inventory .........................................................           1,024              510
      Prepaid expenses and other assets .................................             206              249
      Accounts payable and accrued liabilities ..........................            (670)          (3,871)
                                                                              -----------      -----------
        Net cash used in operating activities ...........................          (1,952)          (9,103)
                                                                              -----------      -----------
Cash flows from investing activities:
  Acquisition of business ...............................................            (250)              --
  Acquisition of property and equipment .................................             (33)            (131)
                                                                              -----------      -----------
        Net cash used in investing activities ...........................            (283)            (131)
                                                                              -----------      -----------
Cash flows from financing activities:
  Principal payments on short-term borrowings and capital leases ........            (186)            (262)
  Stockholder note receivable ...........................................              --             (306)
  Proceeds from exercise of stock options ...............................               1               19
                                                                              -----------      -----------
        Net cash used in financing activities ...........................            (185)            (549)
                                                                              -----------      -----------
Net decrease in cash and cash equivalents ...............................          (2,420)          (9,783)
Cash and cash equivalents, beginning of period ..........................           5,846           20,321
                                                                              -----------      -----------
Cash and cash equivalents, end of period ................................     $     3,426      $    10,538
                                                                              ===========      ===========

Supplemental disclosure of cash flows information:

  Cash paid during the year for interest ................................     $        14      $        46
                                                                              ===========      ===========

Supplemental schedule of non-cash investing and financing activities:

  Common stock issued in connection with acquisition ....................     $       723      $        --
                                                                              ===========      ===========





  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 iGo CORPORATION

         UNAUDITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

     iGo Corporation (formerly Battery Express, Inc.) (the "Company") was incorporated in California in 1993 and is headquartered in Reno, Nevada. iGo Corporation (NASDAQ: IGOC) is a leading provider of parts and accessories for mobile technology products such as notebooks, cell phones and wireless devices. iGo's mission is to keep the mobile professional powered up and connected anywhere they go.

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements for the three and six-month periods ended June 30, 2002 and 2001 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain interim information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial condition, results of operations, and cash flows have been included. The results of operations for the interim periods should not be considered indicative of results for any other interim period or for a full calendar year. These financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, in the Company's Form 10-K for the year ended December 31, 2001, as amended.

     The Company has experienced negative cash flows from operations of $11.4 million, $30.0 million and $12.8 million for the years ended December 31, 1999, 2000 and 2001, respectively, and $2.0 million for the six-months ended June 30, 2002. Recurring losses and negative cash flows from operations and limited financing opportunities raise substantial doubt about the Company's ability to continue as a going concern. With a targeted focus on high margin core products and improved inventory control resulting in significantly reduced excess and obsolete inventory charges the Company has been able to achieve improved gross margins. Additionally, the Company has taken steps to reduce costs through several initiatives including: further downsizing the workforce and facility cost reductions resulting from a relocation of the Company's main facility in Reno to a smaller, less costly facility in Reno.

     The Company may need to raise additional funds before the end of 2002 in the event that it fails to generate sufficient cash from operations. The Company has no commitments and is not seeking commitments for additional financing. If the Company were to seek additional financing, there can be no assurance that it would be successful in obtaining any additional financing on terms acceptable to the Company or its stockholders. If the Company raises additional funds through the issuance of equity securities or convertible debt securities, its existing stockholders may experience significant dilution. In the event that the Company fails to generate sufficient cash from operations and is unable to secure additional financing from other sources, it is uncertain if or for how long the Company will be able to continue operations.

PRINCIPLES OF CONSOLIDATION

     The condensed consolidated financial statements include the accounts of iGo Corporation and its wholly owned subsidiaries. The subsidiaries were formed for specific transactions, such as acquisitions. All significant intercompany balances and transactions have been eliminated in consolidation.

NET LOSS PER SHARE

     Net loss per share--basic and diluted, is computed using the weighted-average number of common shares outstanding during the period. Stock options and warrants were not included in the computations because they would have been antidilutive. The number of potentially dilutive shares that were not included in weighted average shares outstanding were 1,646,123 and 2,047,092 for the three and six-month periods ended June 30, 2002 and 2001, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual amounts could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of SFAS No. 142 in January 2002. Amortization is still required for identifiable intangible assets with finite lives. See Note 6.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The standard supersedes the current authoritative literature on impairments as well as disposal of a segment of a business and is effective for fiscal years and interim periods beginning after December 15, 2001. The Company therefore adopted SFAS No. 144 in January 2002. The Company periodically evaluates its long-lived assets for impairment. Adoption of SFAS No. 144 did not have a material effect on the Company's condensed consolidated financial statements.

     In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company has not yet determined the impact of SFAS No. 146 on its financial position and results of operations, if any.

2. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at June 30, 2002 and December 31, 2001:


DOLLARS IN THOUSANDS                                JUNE 30,        DECEMBER 31,
                                                     2002               2001
                                                  ------------      ------------
Trade receivables ...........................     $      3,634      $      5,353
Other current receivables ...................              390               482
Allowance for bad debts .....................           (1,553)           (1,623)
                                                  ------------      ------------
     Total accounts receivable, net .........     $      2,471      $      4,212
                                                  ============      ============

3. NOTES RECEIVABLE

     Notes receivable consist of the following at June 30, 2002 and December 31, 2001:

DOLLARS IN THOUSANDS                               JUNE 30,         DECEMBER 31,
                                                     2002               2001
                                                  ------------      ------------
Notes receivable ............................     $        714      $        472
Allowance for doubtful notes receivable .....             (450)             (236)
                                                  ------------      ------------
     Total notes receivable, net ............     $        264      $        236
                                                  ============      ============

4. INVENTORY

     Inventory consists of the following at June 30, 2002 and December 31, 2001:

DOLLARS IN THOUSANDS                                JUNE 30,        DECEMBER 31,
                                                      2002              2001
                                                  ------------      ------------
Products on hand ............................     $      1,993      $      4,315
Inventory reserve ...........................             (941)           (1,835)
                                                  ------------      ------------
     Total inventory ........................     $      1,052      $      2,480
                                                  ============      ============

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at June 30, 2002 and December 31, 2001:

DOLLARS IN THOUSANDS                                 JUNE 30,       DECEMBER 31,
                                                      2002              2001
                                                  ------------      ------------
Leasehold improvements ......................     $        416      $        416
Furniture and equipment .....................            2,036             2,034
Software ....................................            1,997             1,966
Accumulated depreciation ....................           (2,705)           (2,038)
                                                  ------------      ------------
     Total property and equipment, net ......     $      1,744      $      2,378
                                                  ============      ============

6. INTANGIBLE ASSETS AND GOODWILL

     On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under this accounting standard, goodwill and intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment at least annually. Amortization is still required for identifiable intangible assets with finite lives.

     SFAS 142 also requires the completion of a transitional impairment test at the date this accounting standard is initially applied. The Company recorded a charge during the first quarter of 2002 of $591,000 as a result of completing its transitional impairment test, and has recognized this loss as the effect of a change in accounting principle. This charge was determined based on a comparison of the fair value of the Company with its carrying amount, including goodwill that resulted from prior business acquisitions. The fair value applied in the comparison is based upon the purchase price established in the definitive merger agreement the Company entered into with Mobility Electronics, Inc., which agreement (as amended) provides for the acquisition of the Company by Mobility (see Note 12). The results of the comparison and loss measurement indicated that goodwill existing at the date of adoption of this accounting standard was fully impaired. In connection with its adoption of SFAS 142, the Company reassessed previously recognized intangible assets and determined that their classification and useful lives were appropriate.

     Goodwill consists of the following at June 30, 2002 and December 31, 2001:

DOLLARS IN THOUSANDS                                                                        JUNE 30, 2002       DECEMBER 31, 2001
                                                                                            -------------       -----------------

   Aggregate amount acquired .......................................................        $      15,706         $      15,706
   Less accumulated amortization recognized prior to adoption of SFAS 142 ..........               (5,658)               (5,658)

   Write-off of goodwill recognized prior to adoption of SFAS 142 ..................               (9,457)               (9,457)
   Charge recognized as a result of transitional goodwill impairment test ..........                 (591)                   --
                                                                                            -------------         -------------
     Net carrying amount ...........................................................        $          --         $         591
                                                                                            =============         =============

     Changes in the carrying amount of goodwill for the six months ended June 30, 2002 are as follows:

DOLLARS IN THOUSANDS

Balance as of January 1, 2002 .......................................................        $        591
Charge recognized as a result of transitional goodwill impairment test ..............                (591)
                                                                                             ------------
Balance as of June 30, 2002 .........................................................        $         --
                                                                                             ============

     Intangible assets consist of the following at June 30, 2002 and December 31, 2001:

(DOLLARS IN THOUSANDS)                                   JUNE 30, 2002                               DECEMBER 31, 2001
                                                         -------------                               -----------------
                                 AVERAGE      GROSS                                        GROSS
                                  LIFE      CARRYING    ACCUMULATED     NET INTANGIBLE   CARRYING       ACCUMULATED   NET INTANGIBLE
                                  (YRS)      AMOUNT     AMORTIZATION        ASSETS        AMOUNT       AMORTIZATION       ASSETS
                                --------    --------    ------------    --------------  ----------     ------------   --------------
Amortized intangible assets:
   Domain names ............           6    $    640     $     (261)    $        379    $      640     $       (226)   $        414
   Trademarks ..............           9         239            (76)             163           239              (55)            184
   Other ...................           7         100            (69)              31           100              (48)             52
                                            --------     ----------     ------------    ----------     ------------    ------------

       Total ...............                $    979     $     (406)    $        573    $      979     $       (329)   $        650
                                            ========     ==========     ============    ==========     ============    ============


     Aggregate amortization expense for intangible assets totaled $76,000 and $58,000 for the six-month periods ended June 30, 2002 and 2001, respectively. Estimated amortization expense for each of the five succeeding years ended December 31 is as follows:

DOLLARS IN THOUSANDS
          FISCAL YEAR
          -----------
          2002...................................................................................        $144
          2003...................................................................................         119
          2004...................................................................................         114
          2005...................................................................................         113
          2006...................................................................................         104

     The following table adjusts the Company's net loss and net loss per share for the adoption of SFAS 142:

IN THOUSANDS, EXCEPT PER SHARE DATA      THREE-MONTH PERIODS ENDED          SIX-MONTH PERIODS ENDED
                                       JUNE 30, 2002    JUNE 30, 2001    JUNE 30, 2002    JUNE 30, 2001
                                       -------------    -------------    -------------    -------------
Reported net loss .................    $     (3,134)    $     (5,983)    $     (6,081)    $    (11,589)
   Goodwill amortization ..........              --              853               --            1,705
                                       ------------     ------------     ------------     ------------
Adjusted net loss .................    $     (3,134)    $     (5,130)    $     (6,081)    $     (9,884)
                                       ============     ============     ============     ============

Reported net loss per share - basic
   and diluted ....................    $      (0.12)    $      (0.26)    $      (0.25)    $      (0.50)
   Goodwill amortization ..........              --             0.04               --             0.08
                                       ------------     ------------     ------------     ------------
Adjusted net loss .................    $      (0.12)    $      (0.22)    $      (0.25)    $      (0.42)
                                       ============     ============     ============     ============

7. OTHER ASSETS

     Other assets consists of the following at June 30, 2002 and December 31, 2001:

DOLLARS IN THOUSANDS                        JUNE 30,         DECEMBER 31,
                                             2002                2001
                                          ------------       ------------
Asset held for sale ...............       $         --       $        330
Other .............................                 38                179
                                          ------------       ------------
     Total other assets ...........       $         38       $        509
                                          ============       ============

8. LEGAL PROCEEDINGS

     From time to time the Company is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or arbitration proceeding the outcome of which the Company believes will have a material adverse effect on its financial position, results of operations or liquidity.

     The Securities and Exchange Commission has entered a formal order of private investigation concerning the events underlying the Company's revisions of its fiscal 2000 operating results based on adjustments to fourth quarter 2000 revenue, which results were announced and revised in certain press releases issued in January and March of 2001. In connection with its investigation, the Commission will also be reviewing the restatement of the Company's financial statements set forth in the Company's 2001 Annual Report on Form 10-K, as amended, and certain related accounting, sales and organizational matters. The Company has been cooperating fully with the Staff of the Commission in its investigation and to date the Staff has made no determinations that the Company is aware of with respect to this investigation.

     On June 21, 2002, in the United States District Court, Central District of California, Comarco Wireless Technologies, Inc. filed a lawsuit against the Company and its wholly owned subsidiary Xtend Micro Products, Inc. The suit alleges that the Company and Xtend are offering products for sale that infringe upon two United States patents issued to Comarco. The suit seeks injunctive relief, monetary damages, and costs and attorney's fees. The Company is investigating the facts surrounding these claims and consulting with legal counsel for Mobility regarding this matter, as Mobility is currently involved in litigation with Comarco over similar patent issues. While the Company intends to vigorously defend itself in this matter, it cannot be certain that its defense will be successful, and its business could be harmed if it is unsuccessful.

     On June 14, 2002, in the United States District Court, Northern Nevada, the Company filed a lawsuit against Mark Rapparport and XMicro Holding Company, Inc., seeking declaratory relief and alleging intentional interference with prospective advantage. This lawsuit was filed in response to a letter received from counsel for Rapparport and XMicro which made various allegations regarding a previous settlement agreement between the parties, the Company's acquisition of Xtend Micro Products and certain other matters. In the lawsuit the Company sought an order stating that the settlement agreement is valid and enforceable, an order preventing the defendants from further attempting to interfere with the pending merger, monetary damages, and costs and attorney's fees. Effective July 18, 2002, the parties entered into a settlement agreement regarding these matters. In connection with this settlement, presuming that the merger is consummated, iGo will pay such parties $1,850,000 in cash, all active litigation between the parties will be dismissed and all claims and demands terminated and released. Mr. Rapparport has agreed to vote his 3,531,199 shares in favor of the merger, but prior to the consummation of the merger, such shares will be cancelled and he will not receive distributions of any of the merger consideration. If the merger agreement is terminated or the merger does not occur prior to October 31, 2002, the parties' respective obligations and releases under the settlement agreement will terminate, Mr. Rapparport will keep his shares and will forfeit all but certain portions of the settlement payment. If the merger is terminated prior to September 3, 2002 and no stockholder meeting to approve the merger has taken place by that time, Mr. Rapparport will retain $350,000 of the settlement payment. If the merger is terminated after September 3, 2002 or otherwise following the Company's stockholder meeting, Mr. Rapparport will retain $250,000 in addition to the previously retained payment. If the merger has not occurred by October 1, 2002 and the Company and Mobility choose to extend the merger agreement, but the merger does not occur by October 31, 2002, then Mr. Rapparport would retain $500,000 in addition to the previously retained payments. Mobility has agreed to reimburse the Company for one-half of any payments retained by such stockholder in the event the agreement is terminated or the merger does not occur by the deadline. Related to this agreement, the Company recorded a charge, representing the cost of settlement, of approximately $479,000 to general and administrative expense in the second quarter of 2002.

9. BUSINESS ACQUISITION

     On August 29, 2000, the Company acquired substantially all the assets of Xtend Micro Products, Inc., for $2,500,000 in cash and 2,268,451 shares of iGo Common Stock. Of such shares, 1,896,574 shares were subject to an earn-out provision based on the post-closing operating performance of the Xtend business unit. These earn-out provisions were met. Xtend also had the opportunity to earn up to an additional $2,500,000 in a combination of iGo Common Stock and/or cash (at iGo's election) for exceptional post-closing operating performance. In August 2001, we advanced $500,000 to XMicro Holding Company against anticipated payments that would be due to XMicro pursuant to the August

2000 Asset Purchase Agreement. On March 13, 2002, iGo, Xtend Micro Products, Inc., XMicro Holding Company, Inc., and Mark Rapparport entered into a settlement agreement resolving certain matters related to the employment of Mr. Rapparport with one of our subsidiaries and the finalization of an earn-out in relation to our acquisition of Xtend Micro Products, Inc. In March 2002, iGo paid an additional $250,000 and issued 1,989,807 shares of its common stock to XMicro Holding Company as final settlement and satisfaction of these matters. At the deemed price per share of $0.363, the aggregate value of the cash and stock provided in March 2002 as part of this settlement is $972,300. This settlement was recorded as additional purchase price in connection with the acquisition of Xtend Micro Products and was included in the Company's write-down of goodwill in 2001 (see Note 6). The Company subsequently entered into an additional agreement with Mr. Rapparport and XMicro Holding Company relating to the Company's merger with Mobility Electronics, Inc. See Note 8.

10. LOAN TO CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     On January 2, 2001, the Company entered into a Secured Loan Agreement with Ken Hawk, then the Company's Chairman and Chief Executive Officer, pursuant to which the Company loaned him $306,100. This loan bore interest at 10.5% and would have matured on June 8, 2001. The loan was full recourse and was secured by 306,100 shares of iGo common stock held by Mr. Hawk, which represented shares with a market value of twice the loan principal amount on the date the loan was made. As described below, this loan was subsequently restructured.

11. RESIGNATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     On March 26, 2001, Ken Hawk resigned from his employment with and as the President, Chairman of the Board and Chief Executive Officer of the Company. Mr. Hawk continues to serve as a member of the Company's Board of Directors. Under a Consulting Agreement, Mr. Hawk also served as a consultant to the Company for a period of one year following his resignation. As consideration for his services as a consultant, Mr. Hawk received an aggregate of approximately $240,500 during the term of the Consulting Agreement. The Company also agreed to restructure the indebtedness owed by Mr. Hawk to the Company. Under the terms of a Secured Note, previously existing notes payable to the Company were consolidated into one note for an aggregate principal amount of $366,410. This note bears interest at 8.0% and matures on March 26, 2003, or upon an event of default. The note is secured by 977,000 shares of iGo common stock owned by Mr. Hawk, which represented shares with a market value of approximately twice the principal amount of the note on the date of the Security Agreement executed by Mr. Hawk in conjunction with the note.

12. DEFINITIVE MERGER AGREEMENT WITH MOBILITY ELECTRONICS, INC.

     On March 24, 2002, the Company entered into a definitive agreement to be acquired by Mobility Electronics, Inc. of Phoenix, Arizona. Under the agreement, the Company's stockholders would receive an aggregate of $5,100,000 in cash and 2,600,000 shares of Mobility Electronics common stock (valued at $3,562,000 based on the approximate market price per share during the few days leading up to and following the announcement of the transaction of $1.37) at the transaction closing and up to an additional $1,000,000 in cash and 500,000 additional Mobility Electronics shares (similarly valued at $685,000) one year following the transaction closing subject to certain conditions. The closing of the transaction is subject to certain material conditions, including the transaction's approval by the Company's stockholders and the effectiveness of a registration statement to be filed with the Securities and Exchange Commission, and there can be no assurance that all of the conditions will be satisfied.

     On July 18, 2002, the Company entered into an amendment to the Agreement and Plan of Merger among Mobility Electronics, Inc., IGOC Acquisition, Inc., and the Company. The principal effects of the amendment are twofold. First, the cash consideration to be distributed at closing was changed to $3,250,000 from $5,100,000. Second, the date by which the merger must occur before either party may terminate the Agreement was extended from August 31, 2002 to October 1, 2002. Relating to a settlement with a stockholder of the Company as discussed above in Note 8, such stockholder has agreed to vote his 3,531,199 shares in favor of the merger pursuant to a Lock-Up and Voting Agreement dated July 18, 2002, but prior to the consummation of the merger, such shares will be cancelled and such stockholder will not receive distributions of any of the merger consideration.

13. SECOND AMENDMENT TO LEASE AGREEMENT

     On March 22, 2002, iGo entered into a Second Amendment with Dermody Family Limited Partnership I and Gulia Dermody Turville, the landlord under the lease for the premises located at 9393 Gateway Drive, Reno, Nevada. The primary purpose of the Second Amendment is to provide that iGo may terminate the lease at any time in its sole discretion by giving the landlord at least sixty (60) days advance written notice of such termination. The Second Amendment also provides that the landlord may terminate the lease at any time in its sole discretion by giving iGo at least ninety (90) days' advance written notice of such termination. In connection with the Second Amendment iGo agreed to allow the landlord to forever retain the security deposit of $140,000 described in the lease and paid the landlord $360,000. This total sum of $500,000, which was recorded as an expense in the fourth quarter of 2001, is characterized in the Second Amendment as a lease restructuring fee and as such is nonrefundable. There are certain representations, warranties, releases and covenants by and among the parties in the Second Amendment, as well as a condition imposed upon iGo that it cannot terminate the lease if at the time of delivering notice to the landlord there is an uncured monetary default. On May 31, 2002, the Company provided the Dermody Family Limited Partnership I written notice of its intent to terminate the lease on July 31, 2002.

14. POTENTIAL NASDAQ DELISTING

     In February 2002, the Company received notice from Nasdaq that it was not in compliance with Marketplace Rule 4450(a)(5), which requires its common stock to have a minimum bid price per share of $1.00 and, in June 2002, the Company also received notice from Nasdaq that it was not in compliance with Marketplace Rule 4450(a)(2), which requires that the minimum market value of the Company's publicly held shares (shares held by non-affiliates of the Company) be at least $5,000,000. The Company failed to regain compliance with either of these standards during the grace periods established under the Marketplace Rules and received notice from Nasdaq on May 24, 2002 that its shares were subject to delisting. The Company appealed this decision and at an oral hearing before the Nasdaq Hearing Panel on July 11, 2002, requested a stay of delisting of its common stock for a 90 day period in order for the merger with Mobility to be completed.

     On July 31, 2002, the Nasdaq Hearing Panel informed the Company that an appeal to continue its listing on The Nasdaq National Market was successful and its common stock could remain listed pending the consummation of the proposed merger with Mobility. The Panel's determination follows an oral hearing on July 11, 2002, in which the Company requested such an extension. The Hearing Panel has given the Company until October 11, 2002, to complete the merger and immediately thereafter, voluntarily delist its securities from The Nasdaq National Market. In the event the merger is not consummated, the Company may choose to transfer its securities to the Nasdaq SmallCap Market. There can be no assurance that the Company could maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market for any substantial period of time. If the Company does not transfer its securities to the Nasdaq SmallCap Market, its securities will be delisted from the Nasdaq Stock Market. While the Company's stock would continue to trade on the over-the-counter bulletin board following any delisting from either Nasdaq Market, the Company expects that its stock price and trading volume would decline, possibly significantly, and its ability to raise additional capital would be substantially diminished by any such delisting.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of iGo Corporation:

     We have audited the accompanying consolidated balance sheets of iGo Corporation and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of iGo Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements for the year ended December 31, 2001 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses and negative cash flows from operations and limited financing opportunities raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 17, the accompanying consolidated financial statements have been restated.

DELOITTE & TOUCHE LLP

Reno, Nevada
April 5, 2002
(Except for Note 17,
as to which the date is May 3, 2002, and
Note 19, as to which the date is July 31, 2002)
                                iGo CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                2001        2000
                                                              ---------   ---------
                                                              DOLLARS IN THOUSANDS
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,846    $ 20,321
  Accounts receivable, net..................................     4,212       6,875
  Note receivable, net......................................       236          --
  Inventory, net............................................     2,480       8,179
  Prepaid expenses..........................................       654         905
                                                              --------    --------
          Total current assets..............................    13,428      36,280
Property and equipment, net.................................     2,378       4,466
Goodwill and other assets, net..............................     1,750      13,093
                                                              --------    --------
          Total.............................................  $ 17,556    $ 53,839
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  1,135    $  5,117
  Accrued liabilities.......................................     2,936       3,506
  Accrued liability related to business acquisition (Notes
     15 and 18).............................................       972         125
  Current portion of capital lease obligations and long-term
     debt...................................................       137         316
  Short-term borrowings.....................................        54         280
                                                              --------    --------
          Total current liabilities.........................     5,234       9,344
Long-term portion of capital lease obligations and long-term
  debt......................................................        19         190
                                                              --------    --------
          Total liabilities.................................     5,253       9,534
                                                              --------    --------
Commitments and contingencies (Notes 8, 9, 14 and 18)
Stockholders' equity:
  Common stock, $0.001 par value; 50,000,000 shares
     authorized; 23,353,085 and 23,282,842 shares issued and
     outstanding............................................        23          23
  Additional paid-in capital................................    87,630      87,921
  Deferred compensation.....................................      (126)       (604)
  Receivable from stockholder...............................      (388)        (47)
  Accumulated deficit.......................................   (74,836)    (42,988)
                                                              --------    --------
          Total stockholders' equity........................    12,303      44,305
                                                              --------    --------
          Total.............................................  $ 17,556    $ 53,839
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                iGo CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------
                                                             2001            2000           1999
                                                        --------------   ------------   ------------
                                                        (AS RESTATED,
                                                         SEE NOTE 17)
                                                        DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)
Revenues:
  Net product revenue.................................   $    28,886     $    39,947    $    21,043
Cost of goods sold....................................        24,435          26,914         14,793
                                                         -----------     -----------    -----------
Gross profit..........................................         4,451          13,033          6,250
                                                         -----------     -----------    -----------
Operating expenses:
  Sales and marketing.................................        11,855          23,663         15,396
  Product development.................................         2,590           4,800          1,544
  General and administrative..........................         9,064           7,961          4,657
  Merger and acquisition costs, including amortization
     of goodwill and other purchased intangibles and
     goodwill write-down of $9,457 in 2001............        12,956           2,357             --
                                                         -----------     -----------    -----------
          Total operating expenses....................        36,465          38,781         21,597
                                                         -----------     -----------    -----------
Loss from operations..................................       (32,014)        (25,748)       (15,347)
Other income, net.....................................           166           1,847            334
                                                         -----------     -----------    -----------
Loss before provision for income taxes................       (31,848)        (23,901)       (15,013)
Provision for income taxes............................            --              --             --
                                                         -----------     -----------    -----------
Net loss..............................................   $   (31,848)    $   (23,901)   $   (15,013)
                                                         ===========     ===========    ===========
Net loss per share:
  Basic and diluted...................................   $     (1.37)    $     (1.11)   $     (1.01)
                                                         ===========     ===========    ===========
Weighted-average shares outstanding:
  Basic and diluted...................................    23,328,165      21,554,824     14,817,915
                                                         ===========     ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                iGo CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                  COMMON STOCK       ADDITIONAL                  RECEIVABLE
                               -------------------    PAID-IN       DEFERRED        FROM       ACCUMULATED
                                 SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDER     DEFICIT      TOTAL
                               ----------   ------   ----------   ------------   -----------   -----------   --------
                                                      AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA
Balance, January 1, 1999.....   6,590,646    $ 6      $   300       $  (188)        $ (46)      $ (3,497)    $ (3,425)
Net loss.....................          --     --           --            --            --        (15,013)     (15,013)
Deferred compensation on
  stock options granted......          --     --        2,004        (2,004)           --             --           --
Compensation expense related
  to stock options...........          --     --          (21)          387            --             --          366
Stock options and warrants
  exercised..................     135,352     --           26            --            --             --           26
Accrued interest.............          --     --           --            --            (6)            --           (6)
Initial public offering,
  net........................   5,750,000      6       62,549            --            --             --       62,555
Conversion of preferred
  stock......................   7,643,054      8       15,209            --            --           (577)      14,640
                               ----------    ---      -------       -------         -----       --------     --------
Balance, December 31, 1999...  20,119,052     20       80,067        (1,805)          (52)       (19,087)      59,143
Net loss.....................          --     --           --            --            --        (23,901)     (23,901)
Deferred compensation
  adjustment for
  terminations...............          --     --         (942)          942            --             --           --
Compensation expense related
  to stock options...........          --     --           --           259            --             --          259
Stock options and warrants
  exercised..................     574,626     --          329            --            --             --          329
Employee stock purchase
  plan.......................      12,385     --           27            --            --             --           27
Payment on stockholder note
  receivable.................          --     --           --            --             5             --            5
Acquisition of companies.....   2,576,779      3        8,440            --            --             --        8,443
                               ----------    ---      -------       -------         -----       --------     --------
Balance, December 31, 2000...  23,282,842     23       87,921          (604)          (47)       (42,988)      44,305
Net loss.....................          --     --           --            --            --        (31,848)     (31,848)
Deferred compensation
  adjustment for
  terminations...............          --     --         (312)          312            --             --           --
Compensation expense related
  to stock options...........          --     --           --           166            --             --          166
Stock options and warrants
  exercised..................      37,656     --            5            --            --             --            5
Employee stock purchase
  plan.......................      32,587     --           16            --            --             --           16
Stockholder note
  receivable.................          --     --           --            --          (306)            --         (306)
Accrued interest.............          --     --           --            --           (35)            --          (35)
                               ----------    ---      -------       -------         -----       --------     --------
Balance, December 31, 2001...  23,353,085    $23      $87,630       $  (126)        $(388)      $(74,836)    $ 12,303
                               ==========    ===      =======       =======         =====       ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                iGo CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                   DOLLARS IN THOUSANDS
Cash flows from operating activities:
  Net loss..................................................  $(31,848)  $(23,901)  $(15,013)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Compensation expense related to stock options...........       166        259        366
    Accrued interest on stockholder note receivable.........       (35)        --         (6)
    Provisions for bad debt and inventory...................     4,910      1,453        593
    Loss on sale leaseback and disposal of property and
     equipment..............................................       818        288        264
    Goodwill amortization and goodwill write-down of $9,457
     in 2001................................................    12,956      2,109         --
    Depreciation and amortization...........................     1,562      1,242        540
    Changes in:
      Accounts receivable...................................     1,098     (4,519)    (2,091)
      Inventory.............................................     2,040     (6,099)    (1,367)
      Prepaid expenses and other assets.....................    (1,574)       217     (1,118)
      Accounts payable and accrued liabilities..............    (2,858)    (1,035)     6,436
                                                              --------   --------   --------
        Net cash used in operating activities...............   (12,765)   (29,986)   (11,396)
                                                              --------   --------   --------
Cash flows from investing activities:
  Acquisition of property and equipment.....................      (400)    (2,607)    (3,208)
  Proceeds from fixed asset disposal........................        14         --         --
  Acquisition of companies..................................      (500)    (4,510)        --
  Acquisition of intangibles and other assets...............        --         --       (629)
                                                              --------   --------   --------
        Net cash used in investing activities...............      (886)    (7,117)    (3,837)
                                                              --------   --------   --------
Cash flows from financing activities:
  Principal payments on short-term notes and capital
    leases..................................................      (540)      (301)      (132)
  Proceeds from sale leaseback..............................        --         --        702
  Proceeds from initial public offering, net................        --         --     62,555
  Stockholder note receivable...............................      (306)         5         --
  Proceeds from exercise of stock options and warrants......        22        356         26
  Net proceeds from issuance of mandatory redeemable
    preferred stock.........................................        --         --      5,771
  Net proceeds from issuance of debt........................        --         --      1,171
                                                              --------   --------   --------
        Net cash provided by (used in) financing
        activities..........................................      (824)        60     70,093
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........   (14,475)   (37,043)    54,860
Cash and cash equivalents, beginning of year................    20,321     57,364      2,504
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  5,846   $ 20,321   $ 57,364
                                                              ========   ========   ========
Supplemental disclosure of cash flows information:
  Cash paid during the year for interest....................  $     75   $    173   $    112
                                                              ========   ========   ========
Supplemental schedule of non-cash investing and financing
  activities:
  Conversion of debt to preferred stock.....................  $     --   $     --   $    980
                                                              ========   ========   ========
  Equipment acquired through capital leases.................  $     --   $     10   $     46
                                                              ========   ========   ========
  Mandatory redeemable preferred stock dividends accrued and mandatory conversion of preferred stock to common
    stock...................................................  $     --   $     --   $ 14,640
                                                              ========   ========   ========
  Intangibles and other assets acquired with short-term
    borrowings..............................................  $     36   $     --   $     --
                                                              ========   ========   ========
  Deferred compensation on stock options issued and
    canceled................................................  $   (312)  $   (942)  $  2,004
                                                              ========   ========   ========
  Common stock issued in connection with acquisitions.......  $     --   $  8,443   $     --
                                                              ========   ========   ========
  Net liabilities acquired in acquisitions..................  $     --   $  1,404   $     --
                                                              ========   ========   ========
  Accrued liability related to business acquisition.........  $    847   $     --   $     --
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                iGo CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     iGo Corporation (formerly Battery Express, Inc.) (the "Company" or "iGo") was incorporated in California in 1993 and is headquartered in Reno, Nevada. iGo designs, develops and markets accessories including batteries, adapters and chargers for mobile technology products such as notebooks, cell phones and wireless devices. iGo's products address the needs of mobile professionals as well as corporations with mobile workforces who demand solutions to keep them powered up and connected. iGo develops its own line of mobile accessories under the Xtend(R) and Road Warrior(R) brands.

  STOCK SPLIT AND DELAWARE REINCORPORATION

     On August 30, 1999, the Company reincorporated in Delaware and effected a 6-for-1 share stock split. The number of shares issued and outstanding, the conversion factors for all series of preferred stock, stock option information, and per share information for all periods presented have been adjusted to reflect the stock split.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of intercompany balances and transactions.

  INITIAL PUBLIC OFFERING

     On October 13, 1999, the Company conducted its initial public offering of 5,000,000 shares of its common stock, and in November 1999 the underwriters exercised their over-allotment option of 750,000 shares, the net proceeds of which aggregated approximately $62.6 million. At the closing of the offering, all issued and outstanding shares of the Company's mandatory redeemable preferred stock were converted into an aggregate of 7,643,054 shares of common stock.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents, and such items are recorded at cost, which approximates fair market value.

  INVENTORY

     Inventory is stated at the lower of first-in, first-out, cost or market, and consists primarily of batteries and electronic accessories held for sale.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is recorded under the straight-line method over the following estimated useful lives: leasehold improvements, the shorter of the estimated useful life or the remaining life of the lease; furniture and equipment, four to seven years; and software, four years. Costs of normal repairs and maintenance are charged to expense as incurred.

  GOODWILL AND OTHER ASSETS

     The costs of trademarks and copyrights are amortized under the straight-line method over their remaining lives ranging from one to 15 years. The goodwill acquired in the Company's three acquisitions during 2000 have been amortized under the straight-line method over their estimated useful lives, which approximate 40 to 60 months. Amortization expense charged to operations in 2001, 2000 and 1999 was
                                iGo CORPORATION

$3.5 million, $2.2 million and $65,605, respectively. Additionally, in 2001, our review of recoverability of certain long-lived and intangible assets resulted in a charge of $9.5 million for the estimated impairment to our carrying value for goodwill (see Notes 7 and 16).

     Included in Other Assets is equipment held for sale, which is carried at an estimated realizable value of approximately $330,000 as of December 31, 2001.

  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carry forwards. The Company has established a valuation allowance for its tax carryforward items due to uncertainty of their realization.

  CONCENTRATIONS OF CREDIT RISK

     As of December 31, 2001 and 2000, the Company had accounts receivable from a major customer, Ingram Micro Inc., of approximately $1.4 million and $1.9 million, respectively. Sales to this customer totaled approximately $3.6 million and $5.0 million in the years 2001 and 2000, respectively. No other customer represented a significant percentage of accounts receivable or sales in the years 2001 and 2000. As of December 31, 1999, and for the year then ended, there were no customers that represented a significant percentage of sales or accounts receivable. Concentrations with respect to trade receivables are generally limited due to the Company's large number of customers and their geographic and economic dispersion. Financial instruments that potentially subject the Company to credit risks consist primarily of cash accounts on deposit with banks, which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk related to cash or accounts receivable.

  REVENUE RECOGNITION AND CLASSIFICATION

     Product revenue is generally recognized when persuasive evidence of a sale arrangement exists, shipment has occurred, title has passed, sales price is fixed or determinable, and collectibility is reasonably assured. Product revenue is recorded net of any discounts and reserves for expected returns. Outbound shipping fees amounted to $1.0 million, $1.5 million, and $1.2 million in 2001, 2000, and 1999, respectively.

  SHIPPING EXPENSE

     Inbound shipping expense and outbound shipping charges are included in cost of goods sold. Total freight expense for the years ended December 31, 2001, 2000 and 1999 were $1.7 million, $2.3 million and $1.5 million, respectively. The Company estimates its outbound shipping expense to be approximately 60% to 90% of the total freight expense, and its inbound shipping expense to be approximately 10% to 40%, accordingly.

  ADVERTISING AND PROMOTIONAL EXPENSES

     The Company expenses advertising and promotional costs as they are incurred. Advertising and promotional expenses for the years ended December 31, 2001, 2000 and 1999 were $2.2 million, $11.7 million and $10.4 million, respectively.

                                iGo CORPORATION

  RETIREMENT PLANS

     The Company provides a tax-qualified 401(k) retirement plan for the benefit of eligible employees. The plan is designed to provide employees with retirement funds on a tax-deferred basis, and allows for discretionary matching by the employer. Currently, the Company does not match employee contributions.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     In July 1999, the Board adopted, and in August 1999 the Company's stockholders approved, the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 132,000 shares of common stock for issuance thereunder, plus an annual increase to be added on the first day of the Company's fiscal year beginning in January 2001, equal to the lesser of (i) one hundred twenty thousand (120,000) shares (post-split), (ii) three quarters of one percent (0.75%) of the outstanding shares on such date, or (iii) such amount as may be determined by the Board. The Purchase Plan became effective on October 14, 1999, the first business day on which price quotations for the Company's common stock were available on the Nasdaq National Market. Employees are generally eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders of the Company. Under the Purchase Plan, the maximum authorized contribution may be no greater than 10% of cash compensation of eligible employees, subject to certain maximum purchase limitations. Each Offering Period has a maximum duration of two years (the "Offering Period") and consists of four six-month Purchase Periods (each, a "Purchase Period"). Offering Periods and Purchase Periods will begin on May 1 and November 1. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable Offering Period or on the last day of that Purchase Period. Pursuant to action by the Company's Board of Directors, the Purchase Plan will terminate at the close of the Purchase Period ending in April 2002.

  STOCK-BASED COMPENSATION

     The Company accounts for its employee stock-based compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provides pro forma disclosures in the notes to the consolidated financial statements, as if the measurement provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" had been adopted.

  NET LOSS PER SHARE

     Net loss per share -- basic and diluted, is computed using the weighted-average number of common shares outstanding during the period. Stock options and warrants were not included in the computations because they would have been antidilutive. The number of potentially dilutive shares that were not included in weighted average shares outstanding were 1,693,470; 1,851,035 and 1,400,982 for the years ended December 31, 2001, 2000 and 1999, respectively.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include: accounts receivable, accounts payable and notes payable. The Company has estimated that the carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments. The fair value of the Company's notes approximate their carrying value. The fair value is based on management's estimate of current rates available to the Company for similar debt with the remaining maturity.

                                iGo CORPORATION

  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one principal business segment across domestic and international markets. International sales have been insignificant throughout the history of the Company. There were no transfers between geographic areas. Substantially all operating results and identifiable assets are in the United States. Disclosure regarding revenues from external customers for each group of similar products has not been included because it is impracticable to do so.

  LONG-LIVED ASSETS

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. In 2001, the Company's review of recoverability of certain long-lived and intangible assets resulted in charges of $124,000 for the estimated impairment to our carrying value for certain property and equipment and $9,457,000 of goodwill (see Notes 7 and 16).

  PRODUCT DEVELOPMENT COSTS

     Product development costs consist primarily of payroll and related expenses for merchandising and website personnel, site hosting fees and web content and design expenses. Such costs are expensed as incurred.

  COMPREHENSIVE INCOME

     The Company has no elements of comprehensive income other than its net loss.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual amounts could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133, as amended, did not have a material impact on the Company's consolidated financial statements.

     In June 2001, the FASB issued two new standards, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Together these statements will change the accounting for business combinations and goodwill. SFAS 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of SFAS 142. Amortization will still be required for identifiable intangible assets with finite lives. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Company is required to adopt SFAS 142 at the beginning of its fiscal year 2002. See Note 19.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." This statement is effective for financial statements issued for fiscal years beginning after
                                iGo CORPORATION

December 15, 2001. The Company has not yet completed its analysis of the impact that SFAS 144 will have on its financial condition or results of operations.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the 2001 presentation.

2.  GOING CONCERN

     The Company has experienced negative cash flows from operations of $11.4 million, $30.0 million and $12.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. Recurring losses and negative cash flows from operations and limited financing opportunities raise substantial doubt about the Company's ability to continue as a going concern. Management believes that if the Company is able to execute in accordance with its business and financial plans, the Company will have sufficient cash to fund operations. The Company anticipates that in 2002 it will be able to significantly increase its gross margins on product sales and further reduce its expenses while maintaining or growing its revenue levels. With a targeted focus on high margin core products and improved inventory control resulting in significantly reduced excess and obsolete inventory charges the Company believes that it will be able to achieve improved gross margins. Additionally, the Company has taken steps to reduce costs through several initiatives including: further downsizing the workforce and facility cost reductions resulting from a planned relocation of the Company's main facility in Reno to a smaller, less costly facility in Reno. If the Company is successful in implementing these plans, it believes that its current cash and cash from operations will be adequate to fund its cash requirements through December 31, 2002. This estimate assumes that the Company will be able to meet quarterly revenue targets in its second, third and fourth quarters in excess of those recorded in the third and fourth quarters of 2001, achieve significantly higher percentage gross margins than those achieved in each of the prior three years and reduce expenses substantially below those realized in the fourth quarter of 2001, excluding the write-down of goodwill.

     The Company may need to raise additional funds before the end of the year in the event that it fails to generate sufficient cash from operations or experiences unanticipated or excessive expenditures. The Company has no commitments and is not seeking commitments for additional financing. If the Company were to seek additional financing, there can be no assurance that it would be successful in obtaining any additional financing on terms acceptable to the Company or its stockholders. If the Company raises additional funds through the issuance of equity securities or convertible debt securities, its existing stockholders may experience significant dilution.

3.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at December 31:

                                                                2001        2000
                                                              ---------   ---------
                                                              DOLLARS IN THOUSANDS
Trade receivables...........................................   $ 5,353     $ 7,501
Other current receivables...................................       482         449
Allowance for bad debt......................................    (1,623)     (1,075)
                                                               -------     -------
     Total accounts receivable, net.........................   $ 4,212     $ 6,875
                                                               =======     =======

     The Company extends payment terms, generally net 30 days to 90 days, to business customers that it has evaluated for credit worthiness.

                                iGo CORPORATION

4.  NOTE RECEIVABLE

     The Company has a note receivable from a customer for a principal amount due of $493,000. The note bears interest at prime plus 2% and is payable in monthly installments of principal and interest, with a balloon payment due December 1, 2002, which is to be in the amount of all remaining principal and accrued interest to that date. Repayment of this note is secured by the customer's accounts receivable. The Company has recorded a provision for doubtful notes receivable of approximately $236,000 as of December 31, 2001. The principal amount of this note was an account receivable as of December 31, 2000 and was converted to a note receivable in 2001.

5.  INVENTORY

     Inventory consists of the following at December 31:

                                                                2001        2000
                                                              ---------   --------
                                                              DOLLARS IN THOUSANDS
Products on hand............................................   $ 4,315     $8,964
Inventory reserve...........................................    (1,835)      (785)
                                                               -------     ------
     Total inventory, net...................................   $ 2,480     $8,179
                                                               =======     ======

6.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                2001        2000
                                                              ---------   ---------
                                                              DOLLARS IN THOUSANDS
Leasehold improvements......................................   $   416     $   363
Furniture and equipment.....................................     2,034       3,309
Software....................................................     1,966       2,039
Accumulated depreciation and amortization...................    (2,038)     (1,245)
                                                               -------     -------
     Total property and equipment, net......................   $ 2,378     $ 4,466
                                                               =======     =======

7.  GOODWILL AND OTHER ASSETS

     Goodwill and other assets consist of the following at December 31:

                                                                2001        2000
                                                              ---------   ---------
                                                              DOLLARS IN THOUSANDS
Goodwill....................................................   $15,706     $14,358
Accumulated amortization....................................    (5,658)     (2,109)
Write-off of goodwill (see Note 16).........................    (9,457)         --
                                                               -------     -------
     Goodwill, net..........................................       591      12,249
                                                               -------     -------
Assets held for sale........................................       330          --
Other assets................................................     1,158       1,089
Accumulated amortization....................................      (329)       (245)
                                                               -------     -------
     Other assets, net......................................     1,159         844
                                                               -------     -------
          Total goodwill and other assets, net..............   $ 1,750     $13,093
                                                               =======     =======

                                iGo CORPORATION

8.  LEASE COMMITMENTS

  OPERATING LEASES

     The Company leases certain equipment under non-cancelable operating leases. Lease expense for all equipment operating leases was $105,000, $10,000, and $859 for the years ended December 31, 2001, 2000, and 1999, respectively.

     The Company leases its facility under a non-cancelable operating lease, which was entered into in December 1999 and is effective through December 2013 (see Note 18). The lease requires monthly rental payments, which do not increase over the lease term. The Company records rent expense on a straight-line basis. The Company may extend the lease term for two additional five year periods. In addition to the Company's primary facility, the Company has recorded lease expense for facilities occupied by companies acquired by the Company during the 2000. The Company recorded facility rent expense for the years ended December 31, 2001, 2000 and 1999 of $905,000, $947,000 and $138,000, respectively.

     The following is a schedule of the future minimum lease payments under the equipment and facility operating leases as of December 31, 2001:

FISCAL YEAR
-----------                                                   DOLLARS IN THOUSANDS
2002........................................................        $   922
2003........................................................            879
2004........................................................            847
2005........................................................            842
2006........................................................            840
Thereafter..................................................          5,880
                                                                    -------
                                                                    $10,210
                                                                    =======

  CAPITAL LEASES AND SHORT-TERM BORROWINGS

     The Company conducts a portion of its operations with equipment under leases, which have been capitalized. The leases are non-cancelable and expire on various dates through 2004. The capitalized value of the equipment was approximately $667,000 and $822,000, and the related accumulated depreciation was $414,000 and $294,000 as of December 31, 2001 and 2000, respectively. Depreciation expense for fixed assets acquired under a capital lease is included in depreciation expense, which is included in general and administrative expense. The Company has short-term borrowings with an outstanding balance of $54,000 as of December 31, 2001. This obligation required interest payments only through September 2000, at which time principal and interest payments are due through maturity in August 2002 (see Note 10). The following is a schedule of the future minimum payments under capital leases and short-term borrowings as of December 31, 2001:

FISCAL YEAR
-----------                                                   DOLLARS IN THOUSANDS
2002........................................................         $ 205
2003........................................................            12
2004........................................................             9
                                                                     -----
                                                                       226
Amount representing interest................................           (16)
                                                                     -----
Net present value of future minimum lease payments..........           210
Current portion of capital lease obligation.................          (191)
                                                                     -----
Non-current portion of capital lease obligations............         $  19
                                                                     =====

                                iGo CORPORATION

9.  LEASE LINE OF CREDIT

     On June 28, 1999, the Company signed a $2.0 million equipment lease line of credit with a leasing company. The initial term of the lease is 42 months with an option to extend the initial term for a period of 12 months. A portion of the line was used in a sale leaseback transaction of certain computer hardware and software owned by the Company. The lease was recorded as a capital lease, and resulted in a loss of $219,000 recorded in the Company's statement of operations for the year ended December 31, 1999.

     In connection with this line, the Company issued a warrant currently representing the right to purchase 16,132 shares of common stock at an exercise price of $6.82 per share. The warrant expires in October 2002.

10.  SUBORDINATED CONVERTIBLE DEBT

     On July 30, 1999, the Company entered into a $3.5 million subordinated convertible debt agreement with a leasing company, which expired January 30, 2000. Amounts borrowed under such agreement bear interest at an annual rate of 11%. Interest only was payable for the first 12 months, then principal and interest for the final 24 months. On August 6, 1999, the Company drew down $1,167,000 under this agreement.

     On September 10, 1999, the leasing company converted $980,000 of the $1,167,000 outstanding subordinated convertible debt into 124,982 shares of the Series C preferred stock. As of December 31, 2001 and 2000, the balance outstanding was $54,000 and $280,000, respectively.

11.  INCOME TAXES

     The provision for income taxes recognized for the years ended December 31 consists of the following:

                                                           2001      2000      1999
                                                         --------   -------   -------
                                                             DOLLARS IN THOUSANDS
Tax benefit at U.S. statutory rates....................  $ 10,801   $ 7,940   $ 5,104
Other items............................................        95       (94)     (137)
Deductible IPO fees....................................        --        --       128
Increase in valuation allowance........................   (10,896)   (7,846)   (5,095)
                                                         --------   -------   -------
Tax benefit............................................  $     --   $    --   $    --
                                                         ========   =======   =======

                                iGo CORPORATION

     The following summarizes the effect of deferred income tax items and the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax items composing the Company's net deferred tax asset as of December 31 are as follows:

                                                                2001        2000
                                                              ---------   ---------
                                                              DOLLARS IN THOUSANDS
Current deferred tax asset:
  Accrued liabilities.......................................  $  1,370    $    575
  Other.....................................................        --          (1)
Current deferred tax liability:
  Prepaid expenses..........................................      (213)       (307)
Valuation allowance.........................................    (1,157)       (267)
                                                              --------    --------
Net current deferred tax asset..............................        --          --
                                                              --------    --------
Non-current deferred tax asset:
  Net operating loss........................................    19,063      13,539
  Difference between book and tax basis of goodwill.........     4,669          --
  Other.....................................................         3           1
Non-current deferred tax liability:
  Difference between book and tax basis of fixed asset and
     intangibles............................................      (274)        (85)
Valuation allowance.........................................   (23,461)    (13,455)
                                                              --------    --------
Net non-current deferred tax asset..........................        --          --
                                                              --------    --------
Net deferred tax asset......................................  $     --    $     --
                                                              ========    ========

     Due to the uncertainty of the realization of certain tax carryforward items, a valuation allowance has been established in the aggregate amount of $24.6 million and $13.7 million, at December 31, 2001 and 2000, respectively. Realization of a significant portion of the assets offset by the valuation allowance is dependent on the Company generating sufficient taxable income prior to the expiration of the loss and credit carryforwards. As of December 31, 2001 and 2000, the Company had net operating loss carryforwards of approximately $56.1 million and $39.8 million, respectively, available to offset future taxable income, which are available through 2021. The availability of the loss and credit carryforwards may be subject to further limitation under Sections 382 and 383 of the Internal Revenue Code in the event of a significant change of ownership.

12.  EQUITY SECURITIES

  MANDATORY REDEEMABLE PREFERRED STOCK

     The Company issued 3,667,500 shares of Series A mandatory redeemable preferred stock ("Series A") during 1996 and 3,000,000 shares of Series B mandatory redeemable preferred stock ("Series B") during 1998. Holders of Series A and Series B were entitled to receive dividends at 8% per annum, prior to conversion of their shares into common stock at a ratio of 1:1 excluding accrued dividends. The conversion ratio for Series A would have been adjusted upon issuance of common stock at less than $0.45 per share. The conversion ratio for Series B would have been adjusted upon issuance of common stock at less than $2.00 per share. Conversion was automatic upon the Company's initial public offering at a share price of not less than $1.25, with aggregate proceeds of not less than $15.0 million. If elected by the holders of 66 2/3% of the preferred stock then outstanding, unconverted preferred stock would have been redeemed, on a quarterly basis, over eight consecutive quarters beginning in June 2003 at the original issuance price plus any declared but
                                iGo CORPORATION
unpaid dividends, or upon a sale or merger of the Company meeting certain criteria. Holders of Series A and Series B were also entitled to a liquidation preference over common stock equal to the original price plus any accrued but unpaid dividends.

     On July 30, 1999, the Company received gross proceeds of approximately $5.8 million on the sale of 850,572 shares of Series C mandatory redeemable preferred stock ("Series C") at $6.82 per share. The Series C shareholders had the same rights, preferences, and privileges as the Series A and Series B shareholders.

     No dividends were declared or paid as of December 31, 1999. The Company recorded accrued dividends of $122,000, $373,000 and $81,000 on Series A, Series B and Series C, respectively, during the year ended December 31, 1999.

     On October 13, 1999, the Company conducted an initial public offering of 5,750,000 shares of its common stock at a price of $12.00 per share, including 750,000 shares available for sale to the underwriters upon the exercise of their over-allotment option. All shares of Series A, B and C automatically converted into 7,643,054 shares of common stock upon the consummation of the offering.

  WARRANTS

     In connection with the issuance of Series A, the Company issued warrants for the purchase of 81,000 shares of its common stock at $0.445 per share all of which, as of December 31, 2000, had been exercised and converted into common stock. In connection with an equipment lease entered into on June 28, 1999 (see
Note 9) the Company issued a warrant currently representing the right to purchase 16,132 shares. The Company has reserved 16,132, 16,132 and 56,632 shares of common stock for issuance under outstanding warrants as of December 31, 2001, 2000 and 1999, respectively.

  ISSUANCE OF UNVESTED COMMON STOCK AND STOCKHOLDER LOAN

     In connection with the issuance of Series A to an investor group, the Company issued 885,600 shares of common stock to its president at $0.05 per share in exchange for a note receivable of $39,852. These shares vest to the president only upon the successful achievement of certain sales and profitability performance goals or upon a sale of the Company at a price sufficient to meet a specified internal rate of return criteria. At the conclusion of the performance period, any unvested shares may be repurchased by the Company, at the Company's discretion, at the original issuance price of the stock. At December 31, 1999, the president had vested in 100% of the shares issued under this arrangement.

     The stockholder loan called for interest to be accrued at 6% and is due upon the sale of the Company or, if no sale occurs, on June 13, 2003. The stockholder loan is secured by the stock issued under this arrangement and the Company has recourse against the stockholder. This loan was subsequently restructured as described below.

  LOAN TO CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     On January 2, 2001, the Company entered into a Secured Loan Agreement with Ken Hawk, then Chairman and Chief Executive Officer, pursuant to which the Company loaned him $306,100. This loan bore interest at 10.5% and would have matured on June 8, 2001. The loan was full recourse and was secured by 306,100 shares of iGo common stock held by Mr. Hawk, which represented shares with a market value of twice the loan principal amount on the date the loan was made. As described below, this loan was subsequently restructured.

                                iGo CORPORATION

  RESIGNATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     On March 26, 2001, Ken Hawk resigned from his employment with and as the President, Chairman of the Board and Chief Executive Officer of the Company. Mr. Hawk continues to serve as a member of the Company's Board of Directors. Under a Consulting Agreement, Mr. Hawk also serves as a consultant to the Company for a period of one year following his resignation. As consideration for his services as a consultant, Mr. Hawk will receive an aggregate of approximately $240,500 during the term of the Consulting Agreement. The Company also agreed to restructure the indebtedness owed by Mr. Hawk to the Company. Under the terms of a Secured Note, previously existing notes payable to the Company were consolidated into one note for an aggregate principal amount of $366,410. This note bears interest at 8.0% and matures on March 26, 2003, or upon an event of default. The note is secured by 977,000 shares of iGo common stock owned by Mr. Hawk, which represented shares with a market value of approximately twice the principal amount of the note on the date of the Security Agreement executed by Mr. Hawk in conjunction with the note.

13.  STOCK OPTION PLAN

     The Company has a stock option plan under which the Board of Directors has reserved an aggregate of 3,256,800 shares of common stock for issuance, which reserve amount is subject to automatic annual increases on the first day of the Company's fiscal year, beginning in January 2001. Under the plan, the Company may grant incentive stock options to employees and non-qualified stock options to employees, directors, and consultants.

     Incentive stock options may be granted at a price not less than the estimated fair market value of the common stock (110% of estimated fair value for options granted to stockholders of 10% or more of the voting stock) at the date of grant. Options are exercisable over periods not to exceed ten years from the date of grant (five years for stockholders owning 10% or more of common stock). Non-qualified options may be granted at a price not less than 85% of the estimated fair market value of the common stock at the date of grant and are exercisable over periods not to exceed ten years. Options granted prior to the Company's initial public offering can be exercised at any time following grant. The Company has the right to repurchase at the option exercise price shares that have not vested. Options granted subsequent to the Company's initial public offering can be exercised only to the extent vested. Options granted to date generally vest over a four-year term, with 25% of the options vesting after the first year and the remaining options vesting on a monthly basis thereafter.

                                iGo CORPORATION

     Stock option activity under the plan is as follows:

                                                           NUMBER OF    WEIGHTED-AVERAGE
                                                            OPTIONS      EXERCISE PRICE
                                                           ----------   ----------------
Balance, January 1, 1999.................................     634,878        $0.12
  Granted................................................     840,324         1.87
  Exercised..............................................     (94,852)        0.10
  Forfeited..............................................     (36,000)        0.83
                                                           ----------        -----
Balance, December 31, 1999...............................   1,344,350         1.19
  Granted................................................   1,844,050         4.61
  Exercised..............................................    (534,126)        0.55
  Forfeited..............................................    (819,371)        4.20
                                                           ----------        -----
Balance, December 31, 2000...............................   1,834,903         3.93
  Granted................................................     922,000         0.63
  Exercised..............................................     (37,656)        0.15
  Forfeited..............................................  (1,041,909)        3.22
                                                           ----------        -----
Balance, December 31, 2000...............................   1,677,338        $2.62
                                                           ==========        =====

     As of December 31, 1999, there were 39,967 options exercisable at a weighted average exercise price of $0.10 per share; as of December 31, 2000, there were 245,989 options exercisable at a weighted average exercise price of $4.53 per share; and as of December 31, 2001, there were 450,805 options exercisable at a weighted average exercise price of $4.06 per share.

     The following table summarizes information about stock options outstanding at December 31, 2001:

                                                 STOCK OPTIONS OUTSTANDING        STOCK OPTIONS EXERCISABLE
                                             ---------------------------------   ----------------------------
                                             WEIGHTED-AVERAGE     WEIGHTED-       NUMBER OF      WEIGHTED-
                                 OPTIONS        REMAINING          AVERAGE         OPTIONS        AVERAGE
EXERCISE PRICE                 OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
--------------                 -----------   ----------------   --------------   -----------   --------------
$     8.94...................       5,500       8.3 years           $8.94            3,294         $8.94
      7.56...................     181,250       8.1 years            7.56           93,814          7.56
      7.00...................     125,000       8.1 years            7.00           62,500          7.00
      5.49...................       3,000       7.8 years            5.49            1,875          5.49
      3.96...................      13,400       7.6 years            3.96            8,181          3.96
      3.69...................     235,000       8.5 years            3.69           97,282          3.69
      3.13...................     132,000       8.8 years            3.13           43,669          3.13
      2.75...................      50,000       8.8 years            2.75           16,667          2.75
      1.03...................     169,000       9.0 years            1.03           47,897          1.03
 0.55-0.77...................     566,000       9.4 years            0.69           18,063          0.60
 0.04-0.26...................     197,188       8.7 years            0.23           57,563          0.16
                                ---------                                          -------
                                1,677,338                                          450,805
                                =========                                          =======

     The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock options. For the years ended 2001, 2000 and 1999, had the Company recorded stock-based compensation cost consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts included in the table below. The below paragraph discloses the weighted-average assumptions used in estimating the fair value of stock options using the Black-Scholes option valuation model and the
                                iGo CORPORATION
weighted-average fair value of the stock options granted. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Additionally, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based compensation has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock-based compensation.

     The weighted average fair value of options granted during 2001, 2000 and 1999 was estimated at $0.56, $4.61 and $4.48 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants: risk-free interest rates of 5.0%, 5.8% and 5.9% in 2001, 2000 and 1999, respectively; dividend yield of 0%; expected lives of four years; expected lives of two years for employee stock purchases and volatility of 154.5%, 146%, 133.5% in 2001, 2000 and 1999, respectively.

                                                         2001       2000       1999
                                                       --------   --------   --------
                                                           DOLLARS IN THOUSANDS,
                                                          EXCEPT PER SHARE AMOUNTS
Net loss -- as reported..............................  $(31,848)  $(23,901)  $(15,013)
Net loss -- pro forma................................   (33,327)   (25,464)   (15,236)
Basic and diluted loss per share -- as reported......  $  (1.37)  $  (1.11)  $  (1.01)
Basic and diluted loss per share -- pro forma........     (1.43)     (1.21)     (1.03)

     The Company recorded deferred compensation during 2001, 2000 and 1999 aggregating $0, $0 and $2,004,745, respectively, related to stock options. Compensation expense for 2001, 2000 and 1999 totaled $165,654, $258,895 and $365,571, respectively. The remaining balance of deferred compensation at December 31, 2001 will be recognized as expense over the remaining vesting periods of the options as follows:

2002........................................................   $ 99,770
2003........................................................     26,570
                                                               --------
                                                               $126,340
                                                               ========

     Deferred compensation was computed as the difference between the deemed fair value of the common stock and the option exercise price at the date of grant of the options. Deemed fair value was derived from prices paid by independent investors in the Series A, Series B and Series C financings.

14.  LEGAL PROCEEDINGS

     From time to time the Company is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or arbitration proceeding the outcome of which the Company believes will have a material adverse effect on its financial position, results of operations or liquidity.

     The Securities and Exchange Commission has entered a formal order of private investigation concerning the events underlying the Company's revisions of its fiscal 2000 operating results based on adjustments to fourth quarter 2000 revenue, which results were announced and revised in certain press releases issued in January and March of 2001. In connection with its investigation, the Commission will also be reviewing the restatement of the Company's financial statements set forth in the Company's 2001 Annual Report on Form 10-K, as amended, and certain related accounting, sales and organizational matters. The Company has been cooperating fully with the Staff of the Commission in its investigation and to date the Staff has made no determinations that the Company is aware of with respect to this investigation.

                                iGo CORPORATION

15.  ACQUISITIONS

     On January 4, 2000, the Company acquired CAW Products, Inc., d.b.a. Cellular Accessory Warehouse, for $353,458 comprised of $100,000 in cash and $253,458 in common stock (29,167 shares of common stock valued at $8.69 per share, the approximate market price of such shares during the few days leading up to and following the announcement of the transaction). Additionally, on January 11, 2000, the Company acquired AR Industries Inc., d.b.a. Road Warrior International, for $2,704,167 comprised of $750,000 in cash and $1,954,167 in common stock (279,167 shares of common stock valued at $7.00 per share, the approximate market price of such shares during the few days leading up to and following the announcement of the transaction). Road Warrior is a designer and distributor of notebook computer connectivity and power products, as well as model-specific notebook computer hard drive upgrades. Cellular Accessory Warehouse is a distributor of model-specific cellular accessories.

     Additionally, on August 29, 2000, the Company acquired substantially all the assets of Xtend Micro Products, Inc., for $2,500,000 in cash and 2,268,451 shares of iGo Common Stock. Of such shares, 1,896,574 shares were subject to an earn-out provision based on the post-closing operating performance of the Xtend business unit. These earn-out provisions were met. Xtend also had the opportunity to earn up to an additional $2,500,000 in a combination of iGo Common Stock and/or cash (at iGo's election) for exceptional post-closing operating performance. In August 2001, we advanced $500,000 to XMicro Holding Company against anticipated payments that would be due to XMicro pursuant to the August 2000 Asset Purchase Agreement (see Note 18).

     Each acquisition was recorded using the purchase method of accounting under Accounting Principles Board ("APB") Opinion No. 16 "Business Combinations." Results of operations for each acquired company have been included in the financial results of the Company from the respective acquisition date forward. In accordance with APB Opinion No. 16, all identifiable assets were assigned a portion of the cost of the acquired companies (purchase price) on the basis of their respective fair values. Identifiable intangible assets and goodwill are included in "Goodwill and other assets, net" on the accompanying consolidated balance sheets and are amortized over their estimated useful lives, which approximates 40 months for both Cellular Accessory Warehouse and Road Warrior International, and 60 months for Xtend Micro Products. Intangible assets were identified and valued by considering the Company's intended use of acquired assets and analysis of data concerning products, technologies, markets, historical financial performance, and underlying assumptions of future performance. The economic and competitive environment in which the Company and the acquired companies operate was also considered in the valuation analysis. The Company periodically evaluates its intangible assets for impairment (see
Note 16).

     The pro forma condensed consolidated financial information for the year ended December 31, 1999, determined as if all acquisitions had occurred on January 1 of that period, would have resulted in net sales of $37.4 million, net loss of $16.1 million, and basic and diluted loss per share of $1.09. Due to the timing of the acquisitions on January 4, 2000 and January 11, 2000 for Cellular Accessory Warehouse and Road Warrior International, respectively, no significant activity took place prior to the acquisitions and therefore pro forma results are not presented. The pro forma condensed consolidated financial information for the year ended December 31, 2000, determined as if the Xtend acquisition had occurred on January 1 of that period, would have resulted in net sales of $47.2 million, net loss of $22.8 million, and basic and diluted loss per share of $1.06. This unaudited pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the results of operations in future periods or results that would have been achieved had iGo Corporation and the acquired companies been combined during the specified period.

                                iGo CORPORATION

16.  IMPAIRMENT OF ASSETS

  BUSINESS ACQUISITIONS

     As discussed in Note 15, the Company made three business acquisitions during fiscal year 2000: CAW Products, Inc., AR Industries Inc., and Xtend Micro Products, Inc. The Company allocated the acquisition cost for each of these entities to identifiable assets and goodwill. The amounts allocated to goodwill have subsequently been amortized on the basis of their estimated useful lives ranging from 40 to 60 months. During the fourth quarter of 2001, in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of," the Company estimated the future cash flows of the businesses based on reasonable assumptions and projections containing management's best estimates taking into account actual losses realized in the third and fourth quarters of 2001 and similar forecasted operating results of the acquired businesses in 2002 based on the impact of the events of September 11, 2001 on the travel industry and the overall effect on the economy, resulting in reduced purchases by the Company's distributors and customers. The Company used undiscounted cash flows to determine if the goodwill was impaired. Because the amount of the undiscounted cash flows was less than the carrying value of the goodwill, the Company recognized a write-down with respect to each acquired business computed based upon discounted cash flows. The resulting write-downs of unamortized goodwill related to the acquisitions of CAW Products, Inc., AR Industries Inc., and Xtend Micro Products, Inc. were approximately $250,000, $1.4 million and $7.8 million, respectively.

  LONG-LIVED ASSETS

     During the fourth quarter of 2001, the Company determined that due to our staffing reductions, certain assets had become idle and therefore their carrying value was impaired. As a result of this determination, the Company recorded a write-down for these assets in the amount of approximately $124,000.

                                iGo CORPORATION

17.  RESTATEMENT

     Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 2001, management of the Company determined that accounting entries duplicating the elimination of certain intercompany transactions during the period had been made. As a result, the consolidated financial statements for the year ended December 31, 2001 have been restated from those previously reported on the Company's Form 10-K to increase both net product revenue and cost of goods sold by $932,000. A summary of the significant effects of the restatement on the accompanying consolidated statement of operations is as follows (items that have not been changed were not affected by the restatement):

EFFECTS ON THE CONSOLIDATED STATEMENT OF OPERATIONS:

                                                                        2001
                                                              ------------------------
                                                              AS PREVIOUSLY      AS
                                                                REPORTED      RESTATED
                                                              -------------   --------
                                                               (DOLLARS IN THOUSANDS)
Revenues:
  Net product revenue.......................................    $ 27,954      $ 28,886
                                                                --------      --------
Cost of goods sold..........................................      23,503        24,435
                                                                --------      --------
Gross profit................................................       4,451         4,451
Operating expenses:
  Sales and marketing.......................................      11,855        11,855
  Product development.......................................       2,590         2,590
  General and administrative................................       9,064         9,064
  Merger and acquisition costs..............................      12,956        12,956
                                                                --------      --------
          Total operating expenses..........................      36,465        36,465
                                                                --------      --------
Loss from operations........................................     (32,014)      (32,014)
Other income, net...........................................         166           166
                                                                --------      --------
          Net loss..........................................    $(31,848)     $(31,848)
                                                                ========      ========
Net loss per share:
  Basic and diluted.........................................    $  (1.37)     $  (1.37)
                                                                ========      ========

18.  SUBSEQUENT EVENTS

  DEFINITIVE MERGER AGREEMENT WITH MOBILITY ELECTRONICS, INC.

     On March 24, 2002, the Company entered into a definitive agreement to be acquired by Mobility Electronics, Inc. of Phoenix, Arizona. Under the agreement, the Company's stockholders would receive an aggregate of $5,100,000 in cash and 2,600,000 shares of Mobility Electronics common stock (valued at $3,562,000 based on the approximate market price per share during the few days leading up to and following the announcement of the transaction of $1.37) at the transaction closing and up to an additional $1,000,000 in cash and 500,000 additional Mobility Electronics shares (similarly valued at $685,000) one year following the transaction closing subject to certain conditions. The closing of the transaction is subject to certain material conditions, including the transaction's approval by the Company's stockholders and the effectiveness of a registration statement to be filed with the Securities and Exchange Commission, and there can be no assurance that all of the conditions will be satisfied.

                                iGo CORPORATION

  SETTLEMENT AGREEMENT WITH XMICRO HOLDING COMPANY, INC. AND FORMER OFFICER

     On March 13, 2002, iGo, Xtend Micro Products, Inc., XMicro Holding Company, Inc., and Mark Rapparport entered into a settlement agreement resolving certain matters related to the employment of Mr. Rapparport with one of our subsidiaries and the finalization of an earn-out in relation to our acquisition of Xtend Micro Products, Inc. In August 2001, iGo advanced $500,000 to XMicro Holding Company against the anticipated earn-out obligation (see Note 15). In March 2002, iGo paid an additional $250,000 and issued 1,989,807 shares of its common stock to XMicro Holding Company as final settlement and satisfaction of these matters. At the deemed price per share of $0.363, the aggregate value of the cash and stock provided in March 2002 as part of this settlement is $972,300. This settlement was recorded as additional purchase price in connection with the acquisition of Xtend Micro Products and was included in the Company's write-down of goodwill in 2001 (see Notes 7 and 16).

  SECOND AMENDMENT TO LEASE AGREEMENT

     On March 22, 2002, iGo entered into a Second Amendment with Dermody Family Limited Partnership I and Gulia Dermody Turville, the landlord under the lease for the premises located at 9393 Gateway Drive, Reno, Nevada. The primary purpose of the Second Amendment is to provide that iGo may terminate the lease at any time in its sole discretion by giving the landlord at least sixty (60) days' advance written notice of such termination. The Second Amendment also provides that the landlord may terminate the lease at any time in its sole discretion by giving iGo at least ninety (90) days' advance written notice of such termination. In connection with the Second Amendment iGo agreed to allow the landlord to forever retain the security deposit of $140,000 described in the lease and paid the landlord $360,000. This total sum of $500,000, which is included in accrued liabilities as of December 31, 2001, is characterized in the Second Amendment as a lease restructuring fee and as such is nonrefundable. There are certain representations, warranties, releases and covenants by and among the parties in the Second Amendment, as well as a condition imposed upon iGo that it cannot terminate the lease if at the time of delivering notice to the landlord there is an uncured monetary default.

  POTENTIAL NASDAQ DELISTING

     In February 2002, the Company received notice from Nasdaq that it is not in compliance with Nasdaq Marketplace Rule 4450(a)(5), which requires the Company's common stock to have a minimum $1.00 bid price per share. Under the Marketplace Rules, the Company has until May 15, 2002, to regain compliance by achieving a closing bid price for its shares of $1.00 or more for a minimum of ten consecutive trading days. The Company has also been notified that it is not in compliance with Marketplace Rule 4450(a)(2), which requires that the minimum market value of the Company's publicly held shares (shares held by non-affiliates of iGo) be at least $5,000,000, and that it has until June 17, 2002 to regain compliance by raising the market value of publicly held shares to $5,000,000 or more for ten consecutive trading days. Failure to regain compliance with either of these standards would result in the Company's common stock being delisted from the Nasdaq National Market. The Company could appeal a delisting decision and/or transfer its securities to the Nasdaq SmallCap Market. There can be no assurance that any such appeal would be successful or that the Company could maintain compliance with the continued listing requirements of the Nasdaq SmallCap Market for any substantial period of time. The Company's stock would continue to trade on the over-the-counter bulletin board following any delisting from either Nasdaq Market.

19. ADOPTION OF SFAS NO. 142

     On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under this accounting standard,goodwill and intangible assets with indefinite lives are no
                                iGo CORPORATION
longer subject to amortization but are tested for impairment at least annually. Amortization is still required for identifiable intangible assets with finite lives.

     The following table adjusts the Company's net loss and net loss per share for the adoption of SFAS 142:

                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------
                                                           2001         2000         1999
                                                        ----------   ----------   ----------
                                                        IN THOUSANDS, EXCEPT PER SHARE DATA
Reported net loss.....................................   $(31,848)    $(23,901)    $(15,013)
  Goodwill amortization...............................      3,499        2,109           --
                                                         --------     --------     --------
Adjusted net loss.....................................   $(28,349)    $(21,792)    $(15,013)
                                                         ========     ========     ========
Reported net loss per share -- basic and diluted......   $  (1.37)    $  (1.11)    $  (1.01)
  Goodwill amortization...............................       0.15         0.10           --
                                                         --------     --------     --------
Adjusted net loss.....................................   $  (1.22)    $  (1.01)    $  (1.01)
                                                         ========     ========     ========

                               UNAUDITED PRO FORMA
              CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined consolidated financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet is based on the individual balance sheets of Mobility and iGo and has been prepared as if the merger had been effective on June 30, 2002 after giving effect to the purchase accounting and other related adjustments. The unaudited pro forma condensed combined consolidated statements of operations combine the individual statements of operations of Mobility and iGo for the six months ended June 30, 2002 and the year ended December 31, 2001, as if the combination had taken place on January 1, 2001 after giving effect to the purchase accounting and other related adjustments.

     The unaudited pro forma condensed combined financial information reflects the application of the purchase method of accounting for the merger. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. Estimates of the fair values of iGo's assets and liabilities have been combined with recorded values of the assets and liabilities of Mobility. However, changes to the adjustments included in the unaudited pro forma condensed combined financial data are expected as valuations of assets and liabilities are completed and as additional information becomes available. Accordingly, the final unaudited pro forma condensed combined amounts will differ from those set forth in the unaudited pro forma condensed combined financial data.

     For the purpose of preparation of the unaudited pro forma condensed combined consolidated balance sheet, direct acquisition costs (which the companies anticipate will be approximately $1,000,000) were included. The estimate of direct acquisition costs is preliminary and subject to change.

     Certain financial statement balances of iGo have been reclassified to conform with Mobility's financial statement presentation.

     The unaudited condensed combined consolidated financial information does not purport to be indicative of the operating results or the financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor are they necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information currently available. The unaudited pro forma condensed combined consolidated financial information does not give effect to any cost savings or synergies that may result from the integration of Mobility's and iGo's operations. No assurances can be given with respect to the ultimate level of revenues or cost savings.

        UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
               OF MOBILITY ELECTRONICS, INC. AND IGO CORPORATION
                                  JUNE 30, 2002
                                 (IN THOUSANDS)


                                                            HISTORICAL
                                                        ------------------    PRO FORMA    PRO FORMA
                                                        MOBILITY     IGO     ADJUSTMENTS    COMBINED
                                                        --------   -------   -----------   ---------
ASSETS
Current assets:
Cash and cash equivalents ...........................   $12,541    $ 3,426   $(5,100)(a)    $10,867
Accounts receivable, net ............................     4,574      2,471        --          7,045
Note receivable, net ................................        --        264        --            264
Inventories, net ....................................     3,378      1,052      (333)(b)      4,097
Prepaid expenses and other current assets ...........       125        450        --            575
                                                        -------    -------   -------        -------
   Total current assets .............................    20,618      7,663    (5,433)        22,848

Property and equipment, net .........................     1,656      1,744      (718)(c)      2,682
Other assets, net ...................................     3,447        611      (162)(d)      3,896
Goodwill and intangible assets with indefinite lives,
net .................................................     5,947         --     3,720(e)       9,667
                                                        -------    -------   -------        -------
Total assets ........................................   $31,668    $10,018   $(2,593)       $39,093
                                                        =======    =======   =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable ....................................   $ 4,059    $   903   $    --        $ 4,962
Accrued expenses and other current liabilities ......     1,837      2,105     1,000(f)       4,942
Current portion of capital lease obligations and
long-term debt ......................................        --         10        --             10
                                                        -------    -------   -------        -------
   Total current liabilities ........................     5,896      3,018     1,000          9,914
Long-term portion of capital lease obligations and
long-term debt ......................................        --         14        --             14
                                                        -------    -------   -------        -------
   Total liabilities ................................     5,896      3,032     1,000          9,928
Total stockholders' equity ..........................    25,772      6,986    (3,593)(g)     29,165
                                                        -------    -------   -------        -------
   Total liabilities and stockholders' equity .......   $31,668    $10,018   $(2,593)       $39,093
                                                        =======    =======   =======        =======

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

         UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS
        OF OPERATIONS OF MOBILITY ELECTRONICS, INC. AND IGO CORPORATION
                         Six Months Ended June 30, 2002
                    (In thousands, except share related data)

                                                       Historical
                                                  --------------------     Pro Forma     Pro Forma
                                                  Mobility       iGo      Adjustments    Combined
                                                  --------    --------    -----------    ---------
Revenue:
   Net product sales ..........................   $ 13,190    $  9,267    $     --       $ 22,457
   Technology transfer fees ...................        416          --          --            416
                                                  --------    --------    --------       --------
      Total revenue ...........................     13,606       9,267          --         22,873
Cost of revenue: ..............................     10,226       6,154          --         16,380
                                                  --------    --------    --------       --------
      Gross profit ............................      3,380       3,113          --          6,493
                                                  --------    --------    --------       --------
Operating expenses:
   Marketing and sales ........................      3,147       3,702          --          6,849
   Research and development ...................      2,412         817          --          3,229
   General and administrative .................      3,448       4,155        (180)(h)      7,423
                                                  --------    --------    --------       --------
      Total operating expenses ................      9,007       8,674        (180)        17,501
                                                  --------    --------    --------       --------
      Loss from operations ....................     (5,627)     (5,561)        180        (11,008)
Other income (expense):
   Interest income, net .......................        401          --          --            401
   Other, net .................................        (79)         71          --             (8)
                                                  --------    --------    --------       --------
      Loss before provision for income taxes
      and cumulative effect of change in
      accounting principle ....................     (5,305)     (5,490)        180        (10,615)
Provision for income taxes ....................         --          --          --             --
                                                  --------    --------    --------       --------
      Loss before cumulative effect of change
      in accounting principle .................     (5,305)     (5,490)        180        (10,615)
      Cumulative effect of change in accounting
      principle ...............................         --        (591)         --           (591)
                                                  --------    --------    --------       --------

         Net loss .............................   $ (5,305)   $ (6,081)   $    180       $(11,206)
                                                  ========    ========    ========       ========

Loss per share - basic and diluted:
   Loss before cumulative effect of change in
   accounting principle........................     $(0.34)                              $  (0.59)
   Cumulative effect of change in accounting
   principle...................................         --                                  (0.03)
                                                  --------                               --------
   Loss per share..............................     $(0.34)                              $  (0.62)
                                                  ========                               ========
Weighted average common shares outstanding:
   Basic and diluted..........................      15,609                                 18,209
                                                  ========                               ========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

         UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT
        OF OPERATIONS OF MOBILITY ELECTRONICS, INC. AND IGO CORPORATION
                          YEAR ENDED DECEMBER 31, 2001

                                                       Historical
                                                  --------------------     Pro Forma     Pro Forma
                                                  Mobility       iGo      Adjustments    Combined
                                                  --------    --------    -----------    ---------
                                                     (In thousands, except share related data)
Revenue:
   Net product sales....................          $ 27,925    $ 28,886    $     --       $ 56,811
   Technology transfer fees.............               400          --          --            400
                                                  --------    --------    --------       --------
      Total revenue.....................            28,325      28,886          --         57,211
   Cost of revenue:.....................            25,703      24,435          --         50,138
                                                  --------    --------    --------       --------
      Gross profit......................             2,622       4,451          --          7,073
                                                  --------    --------    --------       --------
Operating expenses:
   Marketing and sales..................             8,129      11,855          --         19,984
   Research and development.............             5,598       2,590          --          8,188
   General and administrative...........             9,957      22,020      (3,779)(i)     28,198
                                                  --------    --------    --------       --------
      Total operating expenses..........            23,684      36,465      (3,779)        56,370
                                                  --------    --------    --------       --------
      Loss from operations..............           (21,062)    (32,014)      3,779        (49,297)
Other income (expense):
   Interest income, net.................             1,313          --          --          1,313
   Other, net...........................                65         166          --            231
                                                  --------    --------    --------       --------
      Loss before  provision for income            (19,684)    (31,848)      3,779        (47,753)
      taxes
Provision for income taxes..............                --          --          --              -
                                                  --------    --------    --------       --------
      Net loss..........................          $(19,684)   $(31,848)   $  3,779       $(47,753)
                                                  ========    ========    ========       ========
Loss per share:
      Basic and diluted.................          $  (1.33)                              $  (2.74)
                                                  ========                               ========
Weighted average common shares outstanding:
      Basic and diluted.................            14,809                                 17,409
                                                  ========                               ========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

Note 1.  Basis of Pro Forma Presentation

     On March 23, 2002, Mobility and iGo entered into a merger agreement which will result in iGo becoming a wholly-owned subsidiary of Mobility in a transaction to be accounted for using the purchase method. The total estimated purchase price of approximately $7,643,000 includes Mobility common stock valued at $3,393,000, cash of $3,250,000 and estimated direct transaction costs of $1,000,000. This estimated purchase price does not include $1,000,000 of cash and 500,000 shares of Mobility common stock included in the merger consideration, which will be held in escrow as contingent consideration pending the outcome of certain criteria specified in the merger agreement, until one day following the first anniversary date of the transaction effective time.

     The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of 2,600,000 shares of Mobility common stock, based upon an exchange ratio of 0.11859 of a share of Mobility common stock for each share of iGo common stock as of September 3, 2002. This does not include an additional 500,000 shares being held in escrow as described above. The average market price per share of Mobility common stock of $1.305 is based on an average of the closing prices for a range of trading days (March 21, March 22, March 25 and March 26, 2002) around the announcement date (March 23, 2002) of the proposed merger.

     The estimated total purchase price of the iGo merger is as follows (amounts in thousands):

     Cash consideration......................................     $ 3,250
     Common stock............................................          26
     Additional paid-in capital..............................       3,367
     Direct acquisition costs................................       1,000
                                                                  -------
        Total................................................     $ 7,643
                                                                  =======

     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to iGo's assets and assumed liabilities. The excess purchase price over identified assets is shown as goodwill. In accordance with FASB Statement No. 142, "Goodwill and Other Intangible Assets", the Company will evaluate goodwill for impairment on an annual basis. The preliminary estimated purchase price is allocated to the assets acquired and liabilities assumed as follows (amounts in thousands):

Assets acquired and liabilities assumed:

     Current assets..........................................     $ 5,480
     Fixed assets............................................       1,026
     Other assets............................................         449
     Goodwill................................................       3,720
     Liabilities assumed.....................................      (3,032)
                                                                  -------
        Total................................................     $ 7,643
                                                                  =======

Note 2.  Pro Forma Adjustments

     Pro forma adjustments are necessary to allocate the estimated purchase price to iGo's tangible and intangible assets and liabilities based on a preliminary estimate of their fair values. The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Mobility is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to iGo employees, costs of vacating some facilities of iGo, or other costs associated with exiting activities of iGo are not reflected in the pro forma financial statements.

     Mobility has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

     The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

     (a) Adjustment to record cash consideration of $3,250,000 to be paid to iGo shareholders, and $1,850,000 to be paid for a settlement agreement.

     (b) Adjustment to reduce inventory by the amount of cellular product inventory to be liquidated upon closing of the acquisition.

     (c) Adjustment to reduce the historical amount of iGo's property and equipment to estimated fair value.

     (d) Adjustment to write off the historical amount of iGo intangible assets, and to record an estimate of intangible assets with definite lives acquired.

     (e)  Adjustment to reflect the preliminary estimate of the goodwill.

     (f)  Adjustment to record estimated direct acquisition costs.

     (g)  Adjustments to stockholders' equity (amounts in thousands):

          To record the estimated value of Mobility shares
             to be issued..........................................    $ 3,393
          To eliminate iGo's historical stockholders' equity.......     (6,986)
                                                                       -------
             Total.................................................    $(3,593)
                                                                       =======

     (h) Adjustment to record a reduction in depreciation and amortization expense resulting from the pro forma adjustment to property and equipment and other assets proportional to the difference between historical value and the allocated purchase price of iGo property and equipment and other assets - see (c) and (d).

     (i) Adjustments to general and administrative expenses (amounts in thousands):

          To eliminate amortization expense associated with
             historical iGo goodwill, as iGo  historical goodwill
             has been written-off to zero value ....................   $ (3,499)

          To record a reduction in depreciation and amortization
             expense resulting from the pro forma adjustment to
             property and equipment and other assets proportional
             to the difference between historical value and fair
             value of iGo property and equipment and other assets
             - see (c) and (d) .....................................       (280)
                                                                       --------
                Total...............................................   $ (3,779)
                                                                       ========

Note 3.  Impairment of Assets

     As described in Note 16 to the iGo Corporation Consolidated Financial Statements, during the fourth quarter of 2001, iGo recorded a write-down of approximately $9,457,000 relating to the impairment of goodwill. No pro forma adjustment relating to this asset impairment has been recorded.


Note 4.  Pro Forma Loss Per Share

     Pro forma basic and diluted loss per share are based on the weighted average number of shares of Mobility common stock outstanding plus the 2,600,000 shares of Mobility common stock issued in exchange for the outstanding shares of common stock of iGo.

                               INDEX TO EXHIBITS

     No.  Description
     ---  -----------

     23.1 Consent of Deloitte & Touche LLP
